Exhibit 99.1
ARTICLES OF AMENDMENT
TO
ARTICLES SUPPLEMENTARY
ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES
OF 7.75% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK
OF
GLADSTONE COMMERCIAL CORPORATION
          Gladstone Commercial Corporation, a corporation organized and existing under the laws of the State of Maryland (the “Company”), certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:
          FIRST: The Articles Supplementary Establishing and Fixing the Rights and Preferences of 7.75% Series A Cumulative Redeemable Preferred Stock (“Articles Supplementary”) are hereby amended as follows:
          Section 3(a) of the Third Article of the Articles Supplementary is hereby amended by deleting Section 3(a) thereof and inserting in lieu thereof the following:
(a) Holders of shares of the Series A Preferred Stock are entitled to receive, when and as declared by the Board of Directors (or a duly authorized committee thereof), out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 7.75% per annum of the $25.00 liquidation preference (the “Liquidation Preference”) per share (equivalent to a fixed annual amount of $1.9375 per share). Dividends on the Series A Preferred Stock shall be cumulative from the date of original issue and shall be payable monthly in arrears on or before the last business day of each month (each, a “Dividend Payment Date”). The first dividend, which will be payable on February 28, 2006, will be for a full month. Such dividend and any dividend payable on the Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve thirty-day months. Dividends will be payable to holders of record as they appear in the stock records of the Company at the close of business on the applicable record date, which shall be such date designated by the Board of Directors of the Company that is not more than 20 nor less than 7 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).
          SECOND: The amendment to the Articles Supplementary of the Company as hereinabove set forth has been duly approved by the Board of Directors.
          THIRD: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
          FOURTH: These Articles of Amendment shall be effective at the time the Department accepts these Articles of Amendment for record.
          IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary as of the 11th day of April, 2006.

GLADSTONE COMMERCIAL CORPORATION

/s/ David Gladstone
		Name:	David Gladstone
		Title:	Chief Executive Officer
[SEAL]

ATTEST:

/s/ George Stelljes III
Name:	George Stelljes III
Title:	Assistant Secretary
April 11, 2006